Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jerry Krause, Market President MidWestOne Bank 319.754-6526 jkrause@midwestone.com

MIDWESTONE TO CLOSE JEFFERSON STREET LOCATION IN SEPTEMBER

BURLINGTON, IA (May 13, 2010) – MidWestOne Bank announced today that, beginning on September 3, 2010, it will no longer provide banking services at 323 Jefferson Street in downtown Burlington. An ATM will remain at the location. The bank feels it can effectively and efficiently serve the community by focusing its services at its facility at 3225 Division Street in Burlington.

“We are committed to providing the Burlington area with superior service and we will continue to do so,” said Jerry Krause, Market President of MidWestOne Bank. “After closely analyzing our customer traffic patterns, we determined that we could proficiently serve all of our customers from our Division Street location which is only two miles away.”

The banking industry has witnessed many customers changing the way they bank over the years, including increasing their use of electronic services. Krause added, “We strive to offer top of the line products and services to serve this preference and also are committed to serving our customers in-person. We will continue to consider location expansion opportunities within the community as opportunities arise.”

MidWestOne will be in contact with all of its Jefferson Street customers over the next several weeks to notify them of the change.

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